                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             BPC HOLDING CORPORATION

     The undersigned, Martin R. Imbler and James M. Kratochvil, President and Executive Vice President, respectively, of BPC HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certify as follows:

          1. The name of the corporation is BPC HOLDING CORPORATION (the "CORPORATION"). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 11, 1990, as amended and restated by the Amended and Restated Certificate of Incorporation filed December 20, 1990, as further amended by the Amended and Restated Certificate of Incorporation filed April 19, 1994, further amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed May 5, 1995 and further amended by the Certificate of Amendment filed June 14, 1996.

          2. This Restated Certificate of Incorporation (the "RESTATED CERTIFICATE") was duly adopted in accordance with Sections 103, 222, 242 and 245 of the General Corporation Law of the State of Delaware.

          3. The text of the Certificate of Incorporation, as amended and restated herein, shall read as follows:

                                  ARTICLE FIRST

     The name of the corporation is BPC HOLDING CORPORATION.

                                 ARTICLE SECOND

     The address of the registered office of the Corporation in the state of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

                                  ARTICLE THIRD

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                 ARTICLE FOURTH

                            Part A. AUTHORIZED SHARES

     The total number of shares of capital stock which the Corporation has authority to issue is 4,700,000 shares, consisting of:

          (i) 2,200,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which 600,000 shares shall be designated Series A Senior Cumulative Exchangeable Preferred Stock (the "SERIES A PREFERRED STOCK"), 1,400,000 shares shall be designated Series A-1 Senior Cumulative Preferred Stock (the "SERIES A-1 PREFERRED STOCK");

          (ii) 1,000,000 shares of Class A Common Stock, par value $.01 per share ("CLASS A COMMON"), of which 500,000 shares shall be designated voting shares ("CLASS A VOTING COMMON") and 500,000 shares will be designated non-voting shares ("CLASS A NON-VOTING COMMON");

          (iii) 1,000,000 shares of Class B Common Stock, par value $.01 per share ("CLASS B COMMON"), of which 500,000 shares shall be designated voting shares ("CLASS B VOTING COMMON") and 500,000 shares will be designated non-voting shares ("CLASS B NON-VOTING COMMON"); and

          (iv) 500,000 shares of non-voting Class C Common Stock, par value $.01 per share ("CLASS C COMMON").

     The Class A Common, Class B Common and Class C Common and any other common stock issued hereafter are referred to collectively as the "COMMON STOCK". Shares of Preferred Stock and Common Stock shall have the rights, preferences and limitations set forth below.

                             Part B. PREFERRED STOCK

          (i) GENERAL. Subject to limitations prescribed by the provisions of this Part B, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation, as hereinafter provided. Except as otherwise expressly stated in this Part B or in the resolution or resolutions providing for the establishment of a series, any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

     Subject to limitations prescribed by the provisions of this Part B, authority is hereby expressly granted to the Board of Directors to provide for the issuance, from time to time, of shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions and by the filing of a certificate pursuant to the applicable law of the State of Delaware, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the full extent permitted by the General Corporation Law of the State of Delaware. Subject to limitations prescribed by the provisions of this Part B and without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series. Except as otherwise expressly stated in this Part B or in the resolution or resolutions providing for the establishment of a series, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate.

     Pursuant to the authority conferred by this ARTICLE FOURTH, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative rights, and qualifications, limitations or restrictions thereof as are stated and expressed either below or in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

     Exhibit A                           Series B Cumulative Preferred Stock
     (as same has been amended
     as of the date of filing
     of this Restated Certificate)

     (ii) SERIES A CUMULATIVE EXCHANGEABLE PREFERRED STOCK AND SERIES A-1 CUMULATIVE PREFERRED STOCK.

     The designation and amount of the Series A Cumulative Exchangeable Preferred Stock, par value $.01 per share, and the Series A-1 Cumulative Preferred Stock, par value $.01 per share, and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions of such series, are as follows:

          Section 1. DESIGNATION AND AMOUNT; RANK.

          (a) The shares of such series of Preferred Stock shall be designated as the "Series A Senior Cumulative Exchangeable Preferred Stock" (the "SERIES A PREFERRED STOCK") and the "Series A-1 Senior Cumulative Preferred Stock" (the "SERIES A-1 PREFERRED STOCK") and the number of shares initially constituting such series shall be 600,000 and 1,400,000, respectively, which numbers may be decreased (but not increased) by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be. The stated value and liquidation preference per share (the "LIQUIDATION PREFERENCE") of the Series A Preferred Stock and the Series A-1 Preferred Stock shall be $25.00.

          (b) The Series A Preferred Stock and the Series A-1 Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, prior to all other Capital Stock of the Corporation (such other Capital Stock being herein referred to as the "JUNIOR STOCK").

          Section 2. DEFINITIONS.

          Capitalized terms used herein shall have the meanings set forth in this Section 2:

          "ACCUMULATED DIVIDENDS" means, on any specific date with respect to any share of Series A Preferred Stock or Series A-1 Preferred Stock, the dividends that have accrued on such share as of such specific date in respect of Dividend Periods ending on or prior to the Cash Dividend Date and that have not previously been paid in cash.

          "AFFILIATE" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is owned or controlled by, such specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either
(x) the beneficial ownership of more than 30 percent of any class of equity securities or (y) the power to direct the management or policies of the specified Person through the ownership of voting securities, by contract, voting agreement or otherwise and (ii) the terms "controlling", "control with" and "controlled by", etc., shall have meanings correlative to the foregoing.

          "BANKRUPTCY LAW" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

          "BERRY" means Berry Plastics Corporation.

          "BERRY REVOLVING CREDIT FACILITY" means the Third Amended and Restated Financing and Security Agreement, dated as of May 9, 2000, by and among Berry, Bank of America, N.A., as Administrative Agent, and the other parties named therein, providing for up to $70 million of borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time which includes the addition, substitution or replacement of any or all lenders thereunder under the same or any replacement agreement.

          "BOARD OF DIRECTORS" has the meaning ascribed to such term in
Section 1(a).

          "BPC SENIOR SUBORDINATED NOTES" means the 12-1/4% Senior Subordinated Notes due 2004 issued pursuant to the BPC Senior Subordinated Notes Indenture.

          "BPC SENIOR SUBORDINATED NOTES INDENTURE" means the Indenture dated as of April 21, 1994, as amended, among the Corporation, Berry Iowa Corporation and Berry-CPI Plastics Corp., as Guarantors, Berry, and United States Trust Company of New York, as Trustee, regarding the BPC Senior Subordinated Notes.

          "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "BY-LAWS" means the by-laws of the Corporation, as they may be amended or restated from time to time.

          "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

          "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including without limitation, any preferred stock, and with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but excluding any debt securities convertible into such equity.

          "CASH DIVIDEND DATE" means the last day of June 2003.

          "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any lender party to the Berry Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

          "CERTIFICATE OF INCORPORATION" means the Certificate of
Incorporation of the Corporation, as it may be amended or restated from time to time.

          "CLOSING DATE" has the meaning ascribed to such term in the Purchase Agreement.

          "COMMON STOCK" means the Common Stock, of all classes, of the Corporation.

          "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date for the Series A Preferred Stock in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

          "CUSTODIAN" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

          "CVCA" means Chase Venture Capital Associates, LLC (formerly Chase Venture Capital Associates, L.P.).

          "DGCL" means the General Corporation Law of the State of Delaware, as in effect from time to time.

          "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2008; PROVIDED, HOWEVER, that any Capital Stock that would otherwise be Disqualified Stock will not be Disqualified Stock solely as a result of a maturity or redemption event that is conditioned upon and subject to compliance with Section 4.07 of the Senior Secured Note Indenture.

          "DIVIDEND PAYMENT DATE" means the last day of March, June, September and December in each year.

          "DIVIDEND PERIOD" means each quarterly period ending on a Dividend Payment Date.

          "DIVIDEND RATE" means, with respect to each share of Series A Preferred Stock and Series A-1 Preferred Stock, a rate of 14% per annum of the sum of the Liquidation Preference and all accrued and unpaid dividends on such share (excluding the amount of any dividends accrued since the immediately preceding Dividend Payment Date), subject to adjustment as follows:

          (i) upon the occurrence of any Event of Non-Compliance specified in clause (a) of the definition of such term, the Dividend Rate (if the then current Dividend Rate is less than 16% per annum) shall immediately increase to 16% per annum; PROVIDED that any increase in the Dividend Rate resulting from the operation of this clause (i) shall terminate as of the close of business on the first date thereafter on which no Event of Noncompliance specified in clause (a) of the definition of such term exists and the Dividend Rate shall revert to the rate that otherwise would be in effect but for the operation of this clause (i), subject to subsequent increases pursuant to this clause (i); and

          (ii) upon the occurrence of an Event of Non-Compliance specified in clause (b) of the definition of such term, the Dividend Rate (if the then current Dividend Rate is less than 15% per annum) shall immediately increase to 15% per annum; PROVIDED that any increase in the Dividend Rate resulting from the operation of this clause (ii) shall terminate as of the close of business on the first date thereafter on which no Event of Noncompliance specified in clause (b) of the definition of such term exists and the Dividend Rate shall revert to the rate that otherwise would be in effect but for the operation of this clause (ii), subject to subsequent increases pursuant to this clause (ii).

          "EVENT LEADING TO VOTING RIGHTS" means any of the following:

          (a) the Corporation, commencing on the Cash Dividend Date, fails for six (6) Dividend Periods (whether or not consecutive) to declare and pay dividends in cash on shares of Series A Preferred Stock or Series A-1 Preferred Stock pursuant to Section 3(a) in an amount equivalent to or exceeding the full amount of dividends accrued and payable thereon, whether or not such declaration or payment is legally permissible or is prohibited by an agreement or instrument to which the Corporation is subject;

          (b) (i) the Corporation or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case;
     (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or (D) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Corporation or any Significant Subsidiary in an involuntary case; (B) appoints a Custodian of the Corporation or any Significant Subsidiary or for any substantial part of its property; or
     (C) orders the winding up or liquidation of the Corporation or any Significant Subsidiary or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

          (c) outstanding Indebtedness of the Corporation or any Subsidiary in an amount aggregating in excess of $10,000,000 is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof prior to final maturity.

          "EVENT OF NONCOMPLIANCE" means any of the following:

          (a) the Corporation fails to declare and pay dividends in cash on shares of Series A Preferred Stock or Series A-1 Preferred Stock on any Dividend Payment Date on or after the Cash Dividend Date pursuant to
     Section 3(a) in an amount equivalent to or exceeding the full amount of dividends (other than Accumulated Dividends) then accrued and payable thereon, or to redeem, or offer to redeem pursuant to Section 7A, shares of Series A Preferred Stock or Series A-1 Preferred Stock on any date required hereunder, whether or not such redemption, declaration or payment is legally permissible or is prohibited by any agreement or instrument to which the Corporation is subject, or breaches Section 6.9; or

          (b) the Corporation fails to perform, observe, or comply with any covenant, agreement, obligation, or restriction required hereunder, after giving effect to any grace period provided herein.

          "EXCHANGE" means the exchange of the Series A Preferred Stock for the Exchange Notes as provided in Section 8.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCHANGE DATE" has the meaning ascribed to such term in Section
8(a).

          "EXCHANGE INDENTURE" means an indenture between the Corporation and a trustee satisfactory to the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock in form and substance satisfactory to the Corporation and holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock and reflecting the terms set forth in Exhibit F to the Purchase Agreement.

          "EXCHANGE NOTES" means the Corporation's Senior Subordinated Exchange Notes to be issued upon the Exchange under the Exchange Indenture.

          "EXISTING INDEBTEDNESS" means Indebtedness of the Corporation and its Subsidiaries (including the BPC Senior Subordinated Notes) in existence on the Issue Date for the Series A Preferred Stock, until such amounts are repaid.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date with respect to the Series A Preferred Stock.

          "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

          "INTERNATIONAL" means Atlantic Equity Partners International II, L.P.

          "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers, directors, consultants and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "ISSUE DATE" means in the case of the Series A Preferred Stock or the Series A-1 Preferred Stock the first date on which shares of such series are issued by the Corporation pursuant to a Purchase Agreement.

          "JUNIOR PAYMENT" has the meaning ascribed to such term in Section 6.1(a).

          "JUNIOR STOCK" has the meaning ascribed to such term in Section
1(b).

          "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "LIQUIDATION PREFERENCE" has the meaning ascribed to such term in
Section 1(a).

          "MERGERCO" means BPC Mergerco, Inc. which was merged with and into the Corporation pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware, June 18, 1996.

          "NORTHWESTERN" means The Northwestern Mutual Life Insurance Company.

          "OFFICER" means the Chairman of the Board, the President, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Corporation, as applicable.

          "OFFICERS' CERTIFICATE" means a certificate signed by two officers.

          "PAST DUE" has the meaning ascribed to such term in Section 3(a).

          "PERMITTED INVESTMENTS" means (a) any Investments in the Corporation or in a Wholly Owned Subsidiary of the Corporation that is engaged in the same or similar line of business as the Corporation and its Subsidiaries were engaged in on the Issue Date for the Series A Preferred Stock and (b) any Investments in Cash Equivalents.

          "PERSON" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated organization, cooperative, association or governmental branch, authority, agency or political subdivision thereof.

          "PREFERRED STOCK" means the preferred stock, par value $0.01 per share, of the Corporation.

          "PURCHASE AGREEMENT" means, in the case of the Series A Preferred Stock, the Preferred Stock and Warrant Purchase Agreement dated as of June 12, 1996, by and among the Corporation, Mergerco, Northwestern and CVCA, and in the case of the Series A-1 Preferred Stock, the Preferred Stock and Warrant Purchase Agreement dated as of May 9, 2000 by and among the Corporation, Northwestern and CVCA, in each case as modified and supplemented and in effect from time to time.

          "REDEMPTION DATE" means the date of any redemption of the Series A Preferred Stock or the Series A-1 Preferred Stock pursuant to Section 7.

          "REDEMPTION PERCENTAGE" means the applicable redemption percentage set forth below, if the Redemption Date occurs during the period beginning June 15 of the years indicated:

                                         Series A            Series A-1
                                         Redemption           Redemption
          Year                           Percentage           Percentage
          ----                           ----------           ----------
          1999                              110%                   --
          2000                              108%                   --
          2001                              106%                   --
          2002                              104%                  108%
          2003                              102%                  106%
          2004                              100%                  104%
          2005                              100%                  102%
          2006 and thereafter               100%                  100%

          "SALE OF THE CORPORATION" means the sale of the Corporation to one or more Persons that are not Affiliates of the Corporation in a single or a series of related transactions pursuant to which the acquiring Person or Persons acquire (i) all of the capital stock of the Corporation (whether by way of sale, transfer, merger, consolidation or otherwise) or (ii) all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole.

          "SEC" means the Securities and Exchange Commission.

          "SECRETARY" means the Secretary of the Corporation.

          "SENIOR SECURED NOTES" means the 12-1/2% senior secured notes issued by the Corporation pursuant to the terms of the Senior Secured Note Indenture.

          "SENIOR SECURED NOTE INDENTURE" means the Indenture dated as of the Closing Date, between the Corporation and First Trust of New York, a national association, as trustee, regarding the Senior Secured Notes as the same may be modified and supplemented, and in effect from time to time.

          "SENIOR STOCK" means any stock of the Corporation ranking prior to, or on a parity with, the Series A Preferred Stock or the Series A-1 Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise.

          "SERIES A PREFERRED STOCK" and "SERIES A-1 PREFERRED STOCK" have the meanings ascribed to such terms in Section 1(a).

          "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "Significant Subsidiary" of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

          "SPECIFIED AMOUNT" means, on any specific date with respect to any share of Series A Preferred Stock or Series A-1 Preferred Stock, the sum of
(i) the Liquidation Preference with respect to such share and (ii) the Accumulated Dividends with respect to such share.

          "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

          "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated the Closing Date with respect to the Series A Preferred Stock, among the Corporation, International, CVCA, certain other institutional holders, certain members of management of the Corporation and CVCA and Northwestern as holders of Series A Preferred Stock with respect to certain provisions thereof, as amended from time to time pursuant to its terms.

          "STOCK PURCHASE AGREEMENT" means the Stock Purchase and
Recapitalization Agreement, dated as of June 12, 1996, among the Corporation, Mergerco, certain purchasers listed on Schedule I thereto and certain shareholders listed on Schedule II thereto, as amended from time to time pursuant to its terms.

          "SUBSIDIARY" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Corporation.

          "SUCCESSOR CORPORATION" has the meaning ascribed to such term in
Section 6.8.

          "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

          Section 3. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock, in preference to the holders of shares of Junior Stock, shall be entitled to receive quarterly, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, cumulative dividends on each share at the Dividend Rate. With respect to each Dividend Payment Date occurring on or after the Cash Dividend Date, such dividends shall be paid in cash in arrears. With respect to each Dividend Payment Date occurring prior to the Cash Dividend Date, such dividends shall be paid, at the sole option of the Corporation, in whole or in part, in cash in arrears, and to the extent the Corporation does not pay such dividends in cash, then dividends owed to such holder shall accrue quarterly on a compound basis. Dividends are payable in arrears in respect of the Dividend Period ending on such Dividend Payment Date so long as shares of Series A Preferred Stock or the Series A-1 Preferred Stock are outstanding (dividends not paid on any such date in accordance with the terms of this Section 3 are referred to herein as "PAST DUE"); PROVIDED that (i) the first Dividend Payment Date for the Series A Preferred Stock shall be September 30, 1996, and the first Dividend Payment Date for the Series A-1 Preferred Stock shall be the Dividend Payment Date next following the actual date of issue of each share (or the predecessor share) of such series in respect of the period from such date of issue through such Dividend Payment Date, and (ii) any past due dividends may be paid on any date fixed by the Board of Directors.

          (b) Dividends payable pursuant to Section 3(a) shall begin to accrue and be cumulative from the actual date of issue of each share (or the predecessor share) of the respective series. The amount of dividends payable for any period shorter or longer than a full Dividend Period, including the first Dividend Period, shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A Preferred Stock or the Series A-1 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated PRO RATA on a share-by-share basis among all such shares at the time outstanding. Dividends paid on the shares of Series A Preferred Stock and the Series A-1 Preferred Stock shall be allocated PRO RATA on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days nor less than ten (10) days prior to the date fixed for the payment thereof. If no record date is fixed, the record date for determining holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock entitled to receive payment of a dividend declared thereon shall be at the close of business on the day on which the Board of Directors declares such dividend.

          Section 4. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Liquidation Preference per share of Series A Preferred Stock or the Series A-1 Preferred Stock plus all accrued and unpaid dividends thereon to the date of such payment, and no distribution shall be made to the holders of shares of Junior Stock upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock shall have received an amount equal to the Liquidation Preference per share plus all accrued and unpaid dividends thereon to the date of such payment (whether or not declaration or payment of such dividends is legally permissible or is prohibited by any agreement or instrument to which the Corporation is subject).

          (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

          Section 5. VOTING RIGHTS. (a) Except as provided in this Section 5 or in the Certificate of Incorporation, and except for any voting rights provided by law, the holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

          (b) (i) Upon the occurrence of any Event Leading to Voting Rights, the holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock, voting together, shall have the right, notwithstanding anything to the contrary in the Certificate of Incorporation, the By-Laws or any agreement or instrument to which the Corporation is a party, voting together as a single class, to elect two (2) directors to the Board of Directors, all such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such rights, with the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at any meeting of the stockholders held for the purpose of electing directors. The right of the holders of shares of Series A Preferred Stock and the Series A-1 Preferred Stock to elect members of the Board of Directors as set forth herein shall continue until (A) with respect to an Event Leading to Voting Rights specified in clause (a) of the definition of such term, such time as all accrued and unpaid dividends that are in arrears are paid in full in cash, and (B) with respect to any other Event Leading to Voting Rights, until such event, occurrence or failure ceases to exist or has been cured, as the case may be, at which time the special right of the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock so to vote as a class for the election of directors and the term of office of the directors elected by such persons shall terminate upon resignation; provided, however, that such right shall again be applicable with respect to any subsequent Event Leading to Voting Rights.

          (ii) The right of the holders of Series A Preferred Stock and the Series A-1 Preferred Stock to vote for the election of directors herein may be exercised at any annual meeting of stockholders of the Corporation or at any special meeting of stockholders of the Corporation called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary, of the holders of a majority of all outstanding shares of Series A Preferred Stock and the Series A-1 Preferred Stock, acting together, as of the record date of such written consent. The Secretary may call, and upon the written request of the holders of record of at least twenty percent (20%) of the outstanding shares of Series A Preferred Stock and the Series A-1 Preferred Stock addressed to the Secretary at the principal executive offices of the Corporation shall call, a special meeting of the holders of such shares for the election of such directors as provided herein. Such meeting shall be held within thirty (30) days after delivery of such request to the Secretary, at the place and upon the notice required for meetings of stockholders provided in the By-Laws or by law for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than thirty (30) days before an annual meeting of stockholders of the Corporation or any special meeting in lieu thereof at which the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock are given the opportunity to elect directors. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series A Preferred Stock and the Series A-1 Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if such majority shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased and the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock shall be entitled to elect such additional directors as provided herein. The absence of a quorum of the holders of any other class or series of capital stock of the Corporation at any such annual or special meeting shall not affect the exercise by the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock of their right to elect directors as set forth herein. Subject to Section 5(b)(i) and Section 3(c), the directors so elected shall serve until the next annual meeting of stockholders of the Corporation or until their successors shall be elected and shall qualify. In case any of the directors elected by the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock hereunder shall cease to serve as a director for any reason prior to the expiration of his or her term, the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock then outstanding and entitled to vote for such director may, by written consent as hereinabove provided, or at a special meeting of such holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

          (iii) The rights of the holders of Series A Preferred Stock and the Series A-1 Preferred Stock to elect directors hereunder shall not be adversely affected by the voting or other rights applicable to any other security of the Corporation.

          Section 6. RESTRICTIVE COVENANTS. For so long as any shares of Series A Preferred Stock or the Series A-1 Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least 66-2/3% of the shares of Series A Preferred Stock and the Series A-1 Preferred Stock then outstanding, voting as a single class (except in the case of Section 6.6, where they shall vote separately, or as otherwise set forth herein), given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent:

                  6.1. LIMITATION ON JUNIOR PAYMENTS. (a) Subject to Section 6.1(b), the Corporation shall not, directly or indirectly, (i) declare, pay, or set apart for payment on any Junior Stock, any dividend or make any distribution on or in respect of Junior Stock (including any payment in connection with any merger or consolidation involving the Corporation or any of its Subsidiaries), except dividends or distributions payable in shares (other than Disqualified Stock) of the classes or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares, or
         (ii) purchase, redeem, retire or otherwise acquire for value any Junior Stock (any such dividend, distribution, purchase, redemption, or other acquisition being herein referred to as a "JUNIOR PAYMENT").

                  (b) The provisions of Section 6.1(a) shall not prohibit: (i) any purchase or redemption of Capital Stock of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Corporation (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary);
         (ii) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Corporation pursuant to any management equity subscription, stockholder or stock option agreement; PROVIDED, HOWEVER, that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $1.0 million in any fiscal year and (Y) no Default or Event of Default (as defined in the Senior Secured Note Indenture) or Event of Non-Compliance or Event Leading to Voting Rights shall have occurred and be continuing immediately after such transaction; and (iii) any repurchase of Capital Stock from an SBIC Holder (as defined in the respective Purchase Agreements), in accordance with the terms of 6.2 of the respective Purchase Agreements or the Stock Purchase Agreement (as the case may be), arising out of a Regulatory Violation or a Regulatory Problem (as defined in the respective Purchase Agreements).

                  6.2. LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Corporation or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Corporation or any of its Subsidiaries, (ii) make loans or advances to the Corporation or any of its Subsidiaries,
         (iii) transfer any of its properties or assets to the Corporation or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness, (B) Indebtedness of Berry or Berry's Subsidiaries permitted to be incurred under the Senior Secured Note Indenture, (C) the Senior Secured Note Indenture and the Senior Secured Notes, (D) applicable law, (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the Property or assets of the Person, so acquired, (F) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, or (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
         (iii) above on the property so acquired.

                  6.3. AMENDMENT OF FINANCING DOCUMENTS. The Corporation will not amend or supplement the Senior Secured Notes or the Senior Secured
         Note Indenture, as in effect on the Closing Date for the Series A Preferred Stock (or enter into any refinancing or replacement thereof, or any new financing agreement) if (a) the restrictive covenants of such amended or supplemented or new financing agreement would impair the ability of the Corporation to perform its obligations set forth herein or in the respective Purchase Agreements, or (b) the provisions of such amended or supplemented or new financing agreement with respect to the payment of dividends on, or the redemption of, Preferred Stock, are more onerous or restrictive to the Corporation than the corresponding provisions set forth in the Senior Secured Note Indenture as in effect on the Closing Date for the Series A Preferred Stock.

                  6.4. LIMITATION ON ISSUANCE OF SUBSIDIARY SECURITIES. The Corporation will cause its Subsidiaries not to issue any Capital Stock (other than to the Corporation or any wholly-owned subsidiary of the Corporation), unless the proceeds of such issuance are used to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock and the Series A-1 Preferred Stock on the terms and conditions set forth herein.

                  6.5. SENIOR STOCK; ADDITIONAL SERIES A-1 PREFERRED STOCK. The Corporation shall not (i) authorize, create or issue any class or series, or any shares of any class or series, of Senior Stock, unless the proceeds from such issuance are used to redeem or repurchase all (but not less than all) of the then outstanding shares of Series A Preferred Stock and the Series A-1 Preferred Stock pursuant to the terms and conditions set forth herein and in the respective Purchase Agreements; (ii) reclassify any shares of capital stock of the Corporation into shares of Senior Stock; or (iii) authorize or issue any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock. The Corporation shall not issue any additional shares of Series A-1 Preferred Stock at any time after the 180th day after the Closing Date for the Series A-1 Preferred Stock; PROVIDED, HOWEVER, that, for a period of 180 days following the Series A-1 Preferred Stock Issue Date, the Corporation may issue any and all shares of Series A-1 Preferred Stock that are authorized as of such Issue Date, but not outstanding as of the day immediately following such Issue Date, at a price per share not less than the Liquidation Preference for each share of Series A-1 Preferred Stock and otherwise on terms no more favorable to the purchasers than the terms of the Purchase Agreement in respect of the Series A-1 Preferred Stock.

                  6.6. CERTIFICATE OF INCORPORATION; BY-LAWS. The Corporation shall not amend, alter or repeal the Certificate of Incorporation or By-Laws to alter or change the preferences, rights or powers of the Series A Preferred Stock or the Series A-1 Preferred Stock so as to affect the holders of the Series A Preferred Stock or the Series A-1 Preferred Stock adversely, to otherwise impair the rights of the holders of Series A Preferred Stock or the Series A-1 Preferred Stock, or to increase the authorized number of shares of Series A Preferred Stock or the Series A-1 Preferred Stock.

                  6.7. LIQUIDATION. The Corporation shall not effect the voluntary liquidation, dissolution or winding up of the Corporation.

                  6.8 MERGER AND CONSOLIDATION. The Corporation, shall not consolidate with or merge with or into, or convey, transfer, lease or sell all or substantially all its assets to, any Person, unless:

                  (a) All outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock are purchased as a part of such transaction at a per share price of not less than the Liquidation Preference of each such share plus all accrued and unpaid dividends thereon through the date of such purchase; or

                  (b) (i) the Corporation is the surviving corporation or, if the surviving corporation is not the Corporation, the resulting, surviving or transferee Person (the "SUCCESSOR CORPORATION") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (x) the Successor Corporation (if not the Corporation) shall expressly assume, by an amendment to the respective Purchase Agreements in form and substance satisfactory to the holders of at least 66-2/3% of all outstanding shares of Series A Preferred Stock and 66-2/3% of all outstanding shares of Series A-1 Preferred Stock as of the date of such assumption, all the obligations of the Corporation thereunder, and (y) the Series A Preferred Stock and the Series A-1 Preferred Stock shall be converted or exchanged for and shall become shares of such Successor Corporation, having in respect of such Successor Corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereto, that the Series A Preferred Stock and the Series A-1 Preferred Stock, respectively, had immediately prior to such transaction;

                           (ii) immediately after giving effect to such
                  transaction, no Default or Event of Default (as defined in the Senior Secured Note Indenture) exists and no Event of Non-Compliance or Event Leading to Voting Rights shall have occurred and be continuing;

                           (iii) the Corporation or Successor Corporation, as
                  the case may be, will (x) at the time of the transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the "Fixed Charge Coverage Ratio" test set forth in Section 4.09 of the Senior Secured Note Indenture and (y) have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Corporation immediately preceding the transaction; and

                           (iv) the Corporation shall have delivered to the
                  holders of the Series A Preferred Stock and the Series A-1 Preferred Stock an Officers' Certificate stating that such consolidation, merger, transfer or lease comply with this
                  Section 6.8.

         The Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation to the extent set forth in the Purchase Agreements, but in the case of a lease of all or substantially all its assets, the Corporation shall not be released from its obligations with respect to the Series A Preferred Stock or the Series A-1 Preferred Stock. Notwithstanding clauses (ii) and (iii), (1) any Subsidiary of the Corporation may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation and (2) the Corporation may merge with an Affiliate incorporated solely for the purpose of reincorporating the Corporation in another jurisdiction to realize tax or other benefits.

                  6.9 CHANGE OF CONTROL. The Corporation will not undergo a Change of Control (as defined in SECTION 7A(i)) unless prior to or contemporaneously with such Change of Control (i) the holders of any Indebtedness, the provisions of any agreement or instrument governing which would prohibit the Corporation from redeeming or making an offer to redeem shares of Series A Preferred Stock or Series A-1 Preferred Stock pursuant to SECTION 7A, shall have consented to the consummation of such redemption or offer to redeem shares of Series A Preferred Stock or Series A-1 Preferred Stock or (ii) the Corporation shall have redeemed all such Indebtedness outstanding or refinanced all such Indebtedness outstanding with the proceeds of other Indebtedness or equity securities that permit the consummation of the redemption or offer for redemption of the Series A Preferred Stock and the Series A-1 Preferred Stock pursuant to SECTION 7A.

                  Section 6A. OTHER COVENANTS.

                  6A.1. NOTIFICATION OF CERTAIN EVENTS. The Corporation shall mail to each holder of record of the Series A Preferred Stock and the Series A-1 Preferred Stock, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of (i) the occurrence of any Event of Non-Compliance and (ii) any failure by the Corporation to observe any covenant specified herein or in Section
         6.2 of the respective Purchase Agreements.

                  6A.2. DISTRIBUTIONS ON JUNIOR STOCK. Except as otherwise provided for in Section 6.1(b), for so long as the Common Stock of the Corporation is not registered pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended, any dividends, distributions or other payments made on or in respect of Junior Stock shall be held by holders of Junior Stock in trust for the benefit of the holders of Series A Preferred Stock and the Series A-1 Preferred Stock and shall be remitted to the holders of Series A Preferred Stock and the Series A-1 Preferred Stock, on a pro-rata basis, until each holder of Series A Preferred Stock and the Series A-1 Preferred Stock has received an amount equal to the per share Liquidation Preference plus all accrued and unpaid dividends.

                  6A.3. BOARD OBSERVERS; MEETINGS. (a) For so long as CVCA or its Affiliates or Northwestern or its Affiliates each hold in the aggregate at least 20% of the then outstanding shares of Series A Preferred Stock or Series A-1 Preferred Stock, and in addition to any rights CVCA may have as a purchaser of Common Stock under the Stockholders Agreement, the Stock Purchase Agreement or otherwise, the Corporation shall afford each of CVCA and Northwestern the opportunity to have one (1) representative each (each referred to as an "OBSERVER") attend (at the Corporation's cost and expense) as an observer at (but not participate in or vote at) each meeting of the

         Board of Directors. In addition, upon the occurrence of an Event of Non-Compliance, CVCA and Northwestern shall each be afforded the opportunity to appoint a second Observer to attend (at the Corporation's sole cost and expense) as an observer at (but not participate in or vote at) each meeting of the Board of Directors.
         The Corporation shall give each Observer notice of all such meetings at the same time and in the same manner as notice is given to members of the Board of Directors. Each Observer shall be entitled to receive all written materials and other information given to the directors of the Corporation in connection with such meetings at the same time and in the same manner and form such materials and information are given to the directors, and copies of all minutes and all resolutions adopted by the Board of Directors (whether at meetings, by written consent or otherwise) promptly after such adoption and (if applicable) approval thereof (it being understood that such copies shall be certified by the Secretary of the Corporation).

                  (b) For so long as any shares of Series A Preferred Stock or Series A-1 Preferred Stock shall be outstanding, regular meetings of the Board of Directors shall be held at least three (3) times during the fiscal year of the Corporation.

                  Section 7. REDEMPTION. (a) Other than as set forth in clause (b) or Section 7A below, the Corporation shall have no right to redeem any shares of (x) Series A Preferred Stock prior to June 15, 1999, or (y) Series A-1 Preferred Stock prior to June 15, 2002. On and after the relevant date, to the extent that the Corporation shall have funds legally available therefor, the Corporation shall have the right, at its sole option and election, to redeem, at any time or from time to time, in whole or in part, the outstanding shares of Series A Preferred Stock or Series A-1 Preferred Stock by paying therefor in cash an amount per share equal to the sum of (i) the product of (A) the Specified Amount of such share, times (B) the applicable Redemption Percentage, and (ii) the amount of all accrued and unpaid dividends thereon to the Redemption Date (excluding any Accumulated Dividends, but including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date to the Redemption Date). No share of Series A-1 Preferred Stock may be redeemed under this paragraph (a) while any share of Series A Preferred Stock remains outstanding. The Corporation shall redeem all outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock on June 30, 2008 at the foregoing price.

                  (b) In the event that the Corporation shall effect a registered initial public offering of the Common Stock under the Securities Act of 1933, as amended, the Corporation shall have the right to redeem, at its sole option and election (subject to the legal availability of funds therefor), all (but not less than all) of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock for an amount per share (payable solely in cash out of the proceeds of such offering) equal to the sum of (i) product of (A) the Specified Amount of such share, times (B) the lesser of the applicable Redemption Percentage or 107% and (ii) the amount of all accrued and unpaid dividends thereon to the Redemption Date (excluding any Accumulated Dividends, but including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date to the Redemption Date); provided that such redemption occurs within 45 days of the date of the closing of such public offering.

                  (c) Notice of any redemption of shares of Series A Preferred Stock or Series A-1 Preferred Stock pursuant to paragraph (a) or
(b) of this SECTION 7 shall be mailed not less than ten (10) Business Days nor more than sixty (60) days prior to the Redemption Date to each holder of shares of Series A Preferred Stock and Series A-1 Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Each such notice shall state: (A) the Redemption Date, (B) the place or places where the redemption price will be paid (if other than the principal executive offices of the Corporation), (C) if less than all the shares held by any holder are to be redeemed pursuant to paragraph (a), the number of shares to be redeemed from such holder and (D) that dividends on the shares of Series A Preferred Stock and Series A-1 Preferred Stock to be redeemed will cease to accrue on the Redemption Date. In order to facilitate the redemption of shares of Series A Preferred Stock or Series A-1 Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series A Preferred Stock and Series A-1 Preferred Stock to be redeemed, not more than sixty (60) days nor less than thirty (30) days prior to the applicable Redemption Date. In the case of the redemption of less than all the outstanding shares of Series A Preferred Stock or Series A-1 Preferred Stock pursuant to paragraph (a), (I) the shares of such respective series to be redeemed shall be selected PRO RATA, and there shall be redeemed from each holder, as nearly as practicable to the nearest whole share, that proportion of all the shares of such respective series to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, at the time outstanding; PROVIDED, HOWEVER, that if any holder of Series A Preferred Stock or Series A-1 Preferred Stock holds of record (or following such redemption would hold of record) less than 100 shares in the aggregate, then the Corporation may elect to redeem all such shares held of record by such holder and there shall be redeemed from each other holder, as nearly as practicable to the nearest whole share, that proportion of all other shares to be redeemed which the number of shares held of record by such holder bears to the total number of other shares of Series A Preferred Stock or Series A-1 Preferred Stock at the time outstanding, and (II) if fewer than all shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (d) Notice having been mailed as specified in Section 7(c), and provided that on or before the Redemption Date, specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of Series A Preferred Stock or Series A-1 Preferred Stock called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof set forth herein and otherwise as stockholders of the Corporation (except the right to receive from the Corporation the redemption price in accordance with this Section 7) shall cease.

                  Section 7A. CHANGE IN CONTROL. (a) The Corporation will, within two Business Days after any officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of shares of Series A Preferred Stock and Series A-1 Preferred Stock unless notice in respect of such Change in Control shall have been given pursuant to paragraph (b) of this Section 7A (a Change of Control that is consummated or finalized without the Corporation's involvement being defined as an "INVOLUNTARY CHANGE OF CONTROL"). Upon a Change in Control, subject to paragraph (h) of this Section 7A but without limiting the effect of Section 6.9, the Corporation shall, at its option, either redeem the Series A Preferred Stock and the Series A-1 Preferred Stock or make an offer to redeem the Series A Preferred Stock and the Series A-1 Preferred Stock, and such notice shall either constitute a notice of redemption of, or shall contain and constitute an offer to redeem, shares as described in paragraph (c) of this Section 7A, and shall be accompanied by the certificate described in paragraph (g) of this Section 7A.

                  (b) The Corporation will not take any action that consummates or finalizes a Change in Control unless (i) the requirements of
Section 7A(h) have been satisfied, (ii) at least 30 days prior to such action it shall have given to each holder of shares of Series A Preferred Stock and Series A-1 Preferred Stock written notice either of redemption of, or containing and constituting an offer to redeem, shares as described in paragraph (c) of this Section 7A, accompanied by the certificate described in paragraph (g) of this Section 7A, and (iii) contemporaneously with such action, it redeems all shares required to be redeemed in accordance with this
Section 7A.

                  (c) The redemption and the offer to redeem shares contemplated by paragraphs (a) and (b) of this Section 7A shall be a redemption of or an offer to redeem, in accordance with and subject to this
Section 7A, of all, but not less than all, the shares held by each holder (in this case only, "holder" in respect of any shares registered in the name of a nominee for a disclosed beneficial owner shall mean beneficial owner) on a date specified in such offer (the "PROPOSED REDEMPTION DATE"). If such Proposed Redemption Date is in connection with an Involuntary Change of Control, such date shall not be less than 15 days and not more than 30 days after the date of such offer (if the Proposed Redemption Date shall not be specified in such notice of redemption or such offer, the Proposed Redemption Date shall be the tenth day after the date of such notice or offer).

                  (d) A holder of shares may accept the offer to redeem made pursuant to this Section 7A by causing a notice of such acceptance to be delivered to the Corporation at least five days prior to the Proposed Redemption Date. A failure by a holder of shares to respond to an offer to redeem made pursuant to this Section 7A shall be deemed to constitute an acceptance of such offer by such holder.

                  (e) Redemption of the shares to be redeemed pursuant to this Section 7A shall be at 101% of the Specified Amount of such shares, together with all accrued and unpaid dividends on such shares accrued to the date of redemption (excluding any Accumulated Dividends, but including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date to such date of redemption) (the "CHANGE OF CONTROL REDEMPTION AMOUNT"). The redemption shall be made on the Proposed Redemption Date except as provided in paragraph (f) of this Section 7A.

                  (f) The obligation of the Corporation to redeem shares pursuant to the notice of redemption or the offers required by paragraph (b) and accepted in accordance with subparagraph (d) of this Section 7A is subject to the occurrence of the Change in Control in respect of which such redemptions, offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Redemption Date in respect thereof, the redemption shall be deferred until and shall be made on the date on which such Change in Control occurs. The Corporation shall keep each holder of shares reasonably and timely informed of (i) any such deferral of the date of redemption, (ii) the date on which such Change in Control and the redemption are expected to occur, and (iii) any determination by the Corporation that efforts to effect such Change in Control have ceased or been abandoned (in which case the notice of redemption or the offers and acceptances made pursuant to this Section 7A in respect of such Change in Control shall be deemed rescinded).

                  (g) Each notice of redemption and offer to redeem shares pursuant to this Section 7A shall be accompanied by a certificate, executed by a senior financial officer of the Corporation and dated the date of such offer, specifying: (i) the Proposed Redemption Date; (ii) that such offer is made pursuant to this Section 7A; (iii) the Change of Control Redemption Amount of each share offered to be redeemed; (iv) the amount of the premium specified in paragraph (e) due in connection with such redemption, setting forth the details of such computation; (v) the dividends that would be due on each share offered to be redeemed, accrued to the Proposed Redemption Date;
(vi) that the conditions of this Section 7A have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

                  (h) If the provisions of any agreement or instrument governing any Indebtedness of the Corporation would prohibit the Corporation from redeeming shares of Series A Preferred Stock or Series A-1 Preferred Stock upon a Change of Control, from making an offer to redeem upon a Change of Control or paying the Change of Control Redemption Amount (including, without limitation, any limitations on dividends or distributions), then, prior to or at the time of such redemption, the Corporation shall, to the extent required to permit the redemption of, or the making of the offer to redeem, the Series A Preferred Stock and the Series A-1 Preferred Stock pursuant to this Section 7A, (i) obtain the consent of the requisite holders of such Indebtedness to permit the consummation of such redemption or (ii) redeem all such Indebtedness outstanding or refinance all such Indebtedness outstanding with the proceeds of other Indebtedness or equity securities that permit the consummation of the redemption of the Series A Preferred Stock and the Series A-1 Preferred Stock upon a Change of Control. Anything contained in this Restated Certificate to the contrary notwithstanding (including, without limitation, paragraph (a) of the definition of "Event of Noncompliance"), but without limiting the effect of Section 6.9, the Corporation shall not be obligated to consummate any such redemption until the consent in clause (i) above is obtained or the redemption or refinancing of such Indebtedness under clause (ii) above is consummated, whichever is earlier.

                  (i) "CHANGE IN CONTROL" means the occurrence of any of the following: (A) the sale, lease or transfer, in one or a series of a related transactions, of all or substantially all of Berry's or the Corporation's assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Roberto Buaron or his Related Parties), (B) the adoption of a plan relating to the liquidation or dissolution of Berry or the Corporation, (C) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than by Roberto Buaron or his Related Parties) of a direct or indirect interest in more than 35% of the voting power of the voting stock of the Corporation by way of purchase, merger or consolidation or otherwise if (I) such person or group (as defined above) (other than Roberto Buaron or his Related Parties) owns, directly or indirectly, more of the voting power of the voting stock of the Corporation than Roberto Buaron and his Related Parties and (II) such acquisition occurs prior to an initial public offering of the Corporation, (D) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than by Roberto Buaron or his Related Parties) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Corporation by way of purchase, merger or consolidation or otherwise if such acquisition occurs subsequent to an initial public offering of the Corporation or (E) the first day on which a majority of the members of the current Board of Directors of the Corporation are not Continuing Directors on the Board of Directors of the Corporation.

                  (j) "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Corporation who
(A) was a member of such Board of Directors on the date of this Restated Certificate; or (B) was nominated for election or reelected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

                  (k) "RELATED PARTIES" means, with respect to Roberto Buaron, (A) any spouse, sibling or descendent of Roberto Buaron, whether or not such relationship arises from birth, adoption or marriage or despite such relationship being dissolved by divorce; or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a controlling interest of which consist of Roberto Buaron and/or such other persons referred to in the immediately preceding clause (A).

                  Section 8. EXCHANGE. (a) The shares of Series A Preferred Stock are exchangeable, in whole but not in part, at the option of the Corporation, on any Dividend Payment Date (the "EXCHANGE DATE"), for that principal amount of Exchange Notes equal to the Liquidation Preference of the shares of Series A Preferred Stock to be exchanged, PROVIDED, that on or prior to the Exchange Date the Corporation shall have paid in cash to the holders of outstanding shares of Series A Preferred Stock all accrued and unpaid dividends on such Series A Preferred Stock to the Exchange Date, and PROVIDED, FURTHER, that so long as any shares of Series A Preferred Stock are held by CVCA or its Affiliates, no shares of Series A Preferred Stock may be exchanged.

                  (b) The Corporation will mail to each holder of record of the shares of Series A Preferred Stock written notice of its intention to make the Exchange not less than ten (10) nor more than sixty (60) days prior to the Exchange Date. Each such notice shall state: (i) the Exchange Date,
(ii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for exchange into Exchange Notes (if other than the principal executive offices of the Corporation) and (iii) that dividends on the shares of Series A Preferred Stock to be exchanged will cease to accrue on such Exchange Date. On the Exchange Date, the Corporation will (x) cause the Exchange Notes to be executed, and, if necessary, authenticated, and will cause the Exchange Indenture to be executed, by all applicable parties and (y) deliver to each holder of Series A Preferred Stock one or more duly executed Exchange Notes (as designated by such holder) in an aggregate principal amount calculated in accordance with

Section 8(a). The Corporation will pay interest on the Exchange Notes at the rate and on the dates set forth in the Exchange Notes.

                  (c) If notice has been mailed as specified in Section 8(b), and provided that the Corporation shall issue the Exchange Notes in compliance herewith and the terms and conditions of the Exchange Indenture, from and after the Exchange Date dividends on the Series A Preferred Stock shall cease to accrue and the Series A Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof set forth herein and otherwise as shareholders of the Corporation (except any rights specified herein in respect of the Exchange Notes) shall cease. Upon surrender in accordance with said notice of the certificates for any shares of Series A Preferred Stock so exchanged, such shares shall be exchanged by the Corporation for the Exchange Notes as aforesaid.

                  (d) The Corporation will pay any and all taxes that may be payable in respect of the issuance and delivery of the Exchange Notes as provided in this Section 8 and in the Exchange Indenture (excluding any tax which may be payable in respect of any transfer involved in the issuance and delivery of Exchange Notes in a name other than that in which the shares of the Series A Preferred Stock so exchanged were registered).

                  Section 9. REACQUIRED SHARES. Any shares of Series A Preferred Stock and the Series A-1 Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever (including pursuant to the Exchange in accordance with Section 8) shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock (subject to any applicable limitations set forth herein).

                              Part C. COMMON STOCK

         Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

                  Section 1.  VOTING RIGHTS.

                  (a) Until a Conversion Event or a Mandatory Conversion Event, except as otherwise required by applicable law, (i) all holders of Class A Voting Common and Class B Voting Common (collectively, the "Voting Common") shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class A Voting Common and Class B Voting Common shall vote together as a single class and (ii) Class A Non-Voting Common, Class B Non-Voting Common and Class C Common shall not be entitled to vote on any matter to be voted on by the Corporation's stockholders and shall not be included in determining the number of shares voting or entitled to vote on such matters.

                  (b) Upon the occurrence of a Conversion Event, except as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class A Common, Class B Common and Class C Common shall vote together as a single class.

                  (c) Notwithstanding the above, and until the occurrence of a Mandatory Conversion Event, no amendment or waiver of any provision of this Part C of this Article Fourth shall be effective without the affirmative vote or prior written consent of holders of a majority of the then outstanding shares of Class A Common, voting or consenting as a separate class.

                  (d) The Corporation shall not merge with or into, or consolidate with any other Person if, under the terms pursuant to which such merger or consolidation is to be effected, (i) the consideration to be received by holders of one or more classes of Common Stock in such merger or consolidation is less than the holders of such class or classes would receive if the aggregate consideration to be received by all holders of Common Stock were, as of the effectiveness of such merger or consolidation, distributed by the Corporation to the holders of Common Stock pursuant to the terms of this Article Fourth, unless the Corporation shall have obtained the affirmative vote or prior written consent of the holders of a majority of the then outstanding shares of each such class of Common Stock, voting or consenting as a separate class or (ii) any provision of this Part C of this Article Fourth would be amended or waived, unless the Corporation shall have obtained the affirmative vote or prior written consent of the holders of a majority of the then outstanding shares of Class A Common, Class B Common and Class C Common, each voting or consenting as a separate class.

                  Section 2. DISTRIBUTIONS. Until the earlier of the occurrence of a Mandatory Conversion Event or the Preference Termination Time, distributions to the holders of Common Stock shall be made in the following priority:

                  (a) All Distributions shall be paid to the holders of Class A Common (ratably among such holders based upon the number of shares of Class A Common held by each such holder as of the time of such Distribution), as a separate class and to the exclusion of holders of all other Common Stock, until, as a result of such Distributions and all prior Distributions pursuant to this paragraph 2(a), the Class A Preferred Per Share Distribution Amount shall have been distributed to the holders of all outstanding shares Class A Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2(b), 2(c) or 2(d) below until, as a result of all Distributions pursuant to this paragraph 2(a), the entire Class A Preferred Per Share Distribution Amount on the outstanding shares of Class A Common as of the time of such Distribution shall have been paid in full.

                  (b) After the Class A Preferred Per Share Distribution Amount has been distributed pursuant to paragraph 2(a) above, all Distributions shall be paid to the holders of Class B Common (ratably among such holders based upon the number of shares of

         Class B Common held by each such holder as of the time of such Distribution), as a separate class and to the exclusion of holders of all other Common Stock, until, as a result of such Distributions and all prior Distributions pursuant to this paragraph 2(b), the Class B Preferred Per Share Distribution Amount shall have been distributed to the holders of all outstanding shares Class B Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 2(c) or 2(d) below until, as a result of all Distributions pursuant to this paragraph 2(b), the entire Class B Preferred Per Share Distribution Amount on the outstanding shares of Class B Common as of the time of such Distribution shall have been paid in full.

                  (c) After the required amount of Distributions has been distributed pursuant to paragraphs 2(a) and 2(b) above, all Distributions shall be paid to the holders of Class C Common (ratably among such holders based upon the number of shares of Class C Common held by each such holder as of the time of such Distribution).

                  (d) After the occurrence of a Mandatory Conversion Event or the Preference Termination Time, all Distributions shall be paid to the holders of Class A Common, Class B Common and Class C Common, as a group ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution.

                  Section 3. STOCK SPLITS AND STOCK DIVIDENDS. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of all the other classes shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Class A Common to the holders of Class A Common, in Class B Common to the holders of Class B Common and in Class C Common to the holders of Class C Common or, upon the occurrence of a Mandatory Conversion Event, in Common Stock to the holders of Common Stock. In no event shall a stock split or stock dividend constitute a return of the Class A Preferred Distribution Amount or the Class B Preferred Distribution Amount.

                  Section 4. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate shall be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

                  Section 5. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  Section 6. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

                  Section 7. MANDATORY CONVERSION EVENT. Upon the occurrence of a Mandatory Conversion Event, all shares of Common Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Mandatory Conversion Event, and without any action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and non-assessable shares of a single class of Common Stock, each of which shares shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders. After the occurrence of a Mandatory Conversion Event, all Distributions shall be paid to the holders of Common Stock ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution.

                  Section 8.        DEFINITIONS.

                  "CLASS A PREFERRED PER SHARE DISTRIBUTION AMOUNT" means $100 per share of Class A Common. The Class A Preferred Per Share
Distribution Amount shall be adjusted equitably in the event of a subdivision (by stock split, stock dividend or otherwise) or combination (by stock split, stock dividend or otherwise) of the outstanding Common Stock.

                  "CLASS B PREFERRED DISTRIBUTION AMOUNT" means $100 per share of Class B Common. The Class B Preferred Per Share Distribution Amount shall be adjusted equitably in the event of a subdivision (by stock split, stock dividend or otherwise) or combination (by stock split, stock dividend or otherwise) of the outstanding Common Stock.

                  "CONVERSION EVENT" means any of the following: (i) the death, disability or incapacity of Roberto Buaron, (ii) Roberto Buaron's failure to control, directly or indirectly, Atlantic Equity Partners International II, L.P. ("International") or (iii) (A) the percentage determined by dividing (1) the sum of (x) the aggregate number of shares of Common Stock held, beneficially and of record with full power to vote, directly or indirectly, by International and its Related Persons of the type described in CLAUSE (i)(x) of the definition thereof which are Holders (as defined in the Stockholders Agreement) and (y) all other shares of Common Stock which Roberto Buaron has the power to vote, directly or indirectly, by way of voting agreement, proxy or otherwise for the election of directors to the Board of Directors BY (2) the number of shares of Common Stock then outstanding on a fully diluted basis (determined as though there were only a single class of Common Stock) shall at any time be LESS THAN (B) two-thirds of the percentage determined by dividing (1) the number of shares of Common Stock so held by International immediately following the Closing Date (as defined in the Stock Purchase Agreement) BY (2) the number of shares of Common Stock outstanding on a fully diluted basis (determined as though there were only a single class of Common Stock) immediately following the Closing Date.

                  "DISTRIBUTION" means each distribution made by the Corporation to holders of any Common Stock of the Corporation, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (i) any recapitalization or exchange of any shares of Common Stock, (ii) any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of Common Stock, (iii) any distribution paid as a result of the repurchase of any capital stock held by an employee in connection with such employee's employment by the Corporation or any of its Subsidiaries (as defined in the Stock Purchase Agreement) or
(iv) any distribution paid to an SBIC Holder (as defined in the Stock Purchase Agreement) in connection with a Regulatory Violation (as defined in the Stock Purchase Agreement).

                  "MANDATORY CONVERSION EVENT" means the consummation of the initial public offering of shares of Common Stock of the Corporation which results in (i) a gross selling price per share of Common Stock (subject to adjustment for stock splits, dividends, subdivisions, combinations, reclassifications, etc.) equal to at least $250 and (ii) aggregate gross proceeds to the Corporation of not less than $50,000,000.

                  "PERSON" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated organization, cooperative, association or governmental branch, authority, agency or political subdivision thereof.

                  "PREFERENCE TERMINATION TIME" means the time at which the aggregate of all Distributions paid to the holders of the then outstanding shares of Common Stock is equal to $100 per share (the "Distribution Threshold"). The Distribution Threshold shall be adjusted equitably in the event of a stock dividend, stock split, reverse stock split, combination of shares or other similar event. In the event that a Distribution is in an amount that is greater than that required to equal the Distribution Threshold, the Distribution shall be deemed to be two Distributions, the first equal to the amount required to reach the Distribution Threshold and the second equal to the balance, and the Preference Termination Time shall be deemed to occur upon the payment of the first deemed Distribution but prior to the second deemed Distribution.

                  "RELATED PERSON" means (i) any Person that is controlled by Roberto Buaron or (ii) any partner, shareholder or similar equity holder of International or such Person described in clause (i) above that receives Securities (as defined in the Stockholders Agreement) from International or such Person in connection with a wind-up, liquidation or similar distribution of or by International or such Person. For purpose of this Restated Certificate of Incorporation, "control" and its derivatives shall mean, with respect to any Person, the power to direct and control the management or policies of such Person, whether through the beneficial ownership of voting securities or other evidence of equity ownership, by contract or agreement or otherwise.

                  "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated June 18, 1996, among the Corporation, International, Chase Venture Capital Associates, L.P. ("CVCA"), certain other institutional holders, certain members of management of the Corporation and CVCA and The Northwestern Mutual Life Insurance Company as holders of Series A Preferred Stock with respect to certain provisions thereof, as amended from time to time pursuant to its terms.

                  "STOCK PURCHASE AGREEMENT" means the Stock Purchase and Recapitalization Agreement, dated as of June 12, 1996, as amended or otherwise modified from time to time, among the Corporation, International, and the other parties thereto.

                                  ARTICLE FIFTH

                  The Amended and Restated Certificate of Incorporation of the Corporation shall constitute a restatement of, and shall supersede the Certificate of Incorporation of the Corporation, filed on December 11, 1990, as amended by the Amended and Restated Certificate of Incorporation filed on April 19, 1994, further amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed May 5, 1995 and further amended by the Certificate of Amendment filed June 14, 1996.

                                  ARTICLE SIXTH

         Subject to limitations prescribed by the provisions of Part B, the number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

                                 ARTICLE SEVENTH

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE EIGHTH

         Except as otherwise limited herein (including Part B of Article Fourth), for the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

                  (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

                           (i) to make, alter, amend or repeal the By-laws in
                  any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation;

                           (ii) to determine whether any, and if any, what part,
                  of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

                           (iii) to fix from time to time the amount of net
                  profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

                  In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

                  (b) Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

                  (c) From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

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

                                  ARTICLE NINTH

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
















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

         IN WITNESS WHEREOF, BPC HOLDING CORPORATION has caused this Restated Certificate of Incorporation to be signed by its President, and attested by its Executive Vice President, this __ day of May, 2000.

                                                BPC HOLDING CORPORATION


                                                By:
                                                   ----------------------------
                                                   Name:  Martin R. Imbler
                                                   Title:    President
ATTEST:


By:
   -----------------------
   Name:  James M. Kratochvil
   Title:   Executive Vice President













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